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Exhibit 10.29
Execution Copy

MERRILL CORPORATION
FIRST AMENDMENT TO
CREDIT AGREEMENT

        This FIRST AMENDMENT, dated as of December 30, 2005 (this "First Amendment"), is entered into by and among MERRILL COMMUNICATIONS LLC, a Delaware limited liability company (the "Borrower"), MERRILL CORPORATION, a Minnesota corporation ("Holdings"), the Lenders party hereto, and BANK OF AMERICA, N.A. ("BANA"), as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and as collateral agent (in such capacity, the "Collateral Agent"), and is made with reference to that certain Amended, Restated and Combined Credit Agreement, dated as of December 22, 2005 (the "Credit Agreement") by and among the Borrower, Holdings, the banks, financial institutions and other entities party thereto, and BANA, as administrative agent and collateral agent for the Lenders. Capitalized terms used herein not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement.

RECITALS:

        WHEREAS, the Administrative Agent desires to amend the Credit Agreement to combine the Initial Term Loans and the Delayed Draw Term Loans into a single tranche of term loans immediately following the time of funding of the Delayed Draw Term Loans on the Delayed Draw Term Loan Credit Date;

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO CREDIT AGREEMENT

        A. Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions:

    "Combined Term Loans" means, collectively, the Initial Term Loans and the Delayed Draw Term Loans.

    "First Amendment" means the amendment to this Agreement dated as of December    , 2005.

        B. Section 1.1 of the Credit Agreement is hereby amended by deleting each of the following definitions and inserting the following in its place:

    "Percentage" means, relative to any Lender, (i) at any time prior to the making of the Delayed Draw Term Loans on the Delayed Draw Term Loan Credit Date, the applicable percentage relating to Initial Term Loans, Delayed Draw Term Loans, Additional Term Loans, or Revolving Loans, as the case may be, as set forth in Schedule II hereto or (ii) at any time after the making of the Delayed Draw Term Loans on the Delayed Draw Term Loan Credit Date, the applicable percentage relating to Combined Term Loans, Additional Term Loans, or Revolving Loans, as the case may be, or, in any such case, (x) in an amendment to Schedule II reflecting any Additional Term Loan Commitments or (y) in a Lender Assignment Agreement(s) under the applicable column heading, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11. A Lender shall not have any Commitment to make Loans of any Tranche if its percentage under the respective column heading is zero.

    "Term Loans" means (i) at any time prior to the making of the Delayed Draw Term Loans on the Delayed Draw Term Loan Credit Date, collectively, the Initial Term Loans, any Delayed Draw Term Loans and any Additional Term Loans and (ii) at any time after the making of the

    Delayed Draw Term Loans on the Delayed Draw Term Loan Credit Date, collectively, the Combined Term Loans and any Additional Term Loans.

        C. Clause (b) of the definition of "Applicable Margin" shall be deleted and replaced with the following:

    "(b) at all times, with respect to the unpaid principal amount of (i) at any time prior to the Delayed Draw Term Loan Credit Date, each Initial Term Loan and Delayed Draw Term Loan (if any) and (ii) on or after the Delayed Draw Term Loan Credit Date, the Combined Term Loans, the rate determined by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under "Initial Term Loan and Delayed Draw Term Loan (if any)/Combined Term Loan" in the column entitled "Applicable Margin for Base Rate Loans", in the case of Base Rate Loans, or by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under "Initial Term Loan and Delayed Draw Term Loan (if any)/Combined Term Loan" in the column entitled "Applicable Margin for LIBO Rate Loans", in the case of LIBO Rate Loans:

	Applicable Margin Initial Term Loan and Delayed Draw Term Loan (if any)/Combined Term Loan
Leverage Ratio	Applicable Margin For Base Rate Loans	Applicable Margin For LIBO Rate Loans
greater than or equal to 2.75:1.00	1.00%	2.25%
less than 2.75:1.00	0.75%	2.00%

        D. Clause (i) of the second proviso to the definition of "Interest Period" shall be deleted and replaced with the following:

    "(i) with respect to the Borrowing of Initial Term Loans consisting of LIBO Rate Loans made (or deemed made) on the Effective Date and the Borrowing of Delayed Draw Term Loans consisting of LIBO Rate Loans made on the Delayed Draw Term Loan Credit Date, the initial Interest Period shall be the period commencing on (and including) the Business Day on which such Borrowing is made and ending on (and including) January 30"

        E. Clause (ii) of the definition of "Stated Maturity" shall be deleted and replaced with the following:

    "(ii) in the case of (a) at any time prior to the Delayed Draw Term Loan Credit Date, any Initial Term Loan and Delayed Draw Term Loan (if any) and (b) on or after the Delayed Draw Term Loan Credit Date, the Combined Term Loans, the seventh anniversary of the Effective Date or, in the case of any such day that is not a Business Day, the first Business Day following such day, provided however that the Stated Maturity Date of such Term Loans shall be May 15, 2011 in the event that, on or prior to such date, the Preferred Stock has not been (1) amended to extend the mandatory redemption date in respect thereof to a date not earlier than seven years and six months after the Effective Date, (2) refinanced with the proceeds of common equity or new preferred stock with no mandatory redemption date prior to seven years and six months after the Effective Date or (3) otherwise redeemed pursuant to one or more transactions permitted hereunder, and"

        F. The following provision shall be inserted as Section 2.1.1(d) of the Credit Agreement:

    "(d) On the Delayed Draw Term Loan Credit Date (immediately after the making of the Delayed Draw Term Loans on such date), the Initial Term Loans and the Delayed Draw Term Loans outstanding hereunder shall be combined into a single tranche of term loans and shall remain outstanding on and after the Delayed Draw Term Loan Credit Date as "Combined Term Loans" (it being understood that with respect to the period from the Effective Date to the Delayed Draw Term Loan Credit Date, interest shall accrue solely on the amount of the

    Combined Term Loans attributable to the Initial Term Loans, in accordance with Section 3.2.1). The initial aggregate principal amount of each Lender's Combined Term Loans shall be the sum of the amount of such Lender's Initial Term Loans plus the amount of such Lender's Delayed Draw Term Loans, in each case immediately prior to the combination of such Loans into the Combined Term Loans."

        G. On the Delayed Draw Term Loan Credit Date (immediately after the making of the Delayed Draw Term Loans on such date), each occurrence of the phrases "Initial Term Loans and Delayed Draw Term Loans" and "Initial Term Loans and Delayed Draw Term Loans, if any," in Section 2.2.2 and clause (g) of Section 3.1.1 shall be deleted and replaced with the phrase "Combined Term Loans".

SECTION 2. CONDITIONS PRECEDENT TO EFFECTIVENESS

        The effectiveness of the amendments set forth in Section 1 hereof is subject to the satisfaction, or waiver, of the following condition: the Borrower, Holdings and Required Lenders shall have indicated their consent by the execution and delivery of the signature pages hereof to the Administrative Agent.

SECTION 3. REPRESENTATIONS AND WARRANTIES

        A. Organization.

        Each of Holdings and the Borrower has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations in connection with this First Amendment.

        B. Due Authorization, Non-Contravention, etc.

        The execution, delivery and performance by Holdings and the Borrower of this First Amendment have been duly authorized by all necessary company action, and do not (i) contravene Holdings' or the Borrower's Charter Documents, or (ii) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting Holdings or the Borrower, where such contravention, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        C. Validity, etc.

        This First Amendment constitutes the legal, valid and binding obligations of Holdings and the Borrower enforceable against Holdings or the Borrower, as the case may be, in accordance with its terms, in each case subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 5. MISCELLANEOUS

        A. Binding Effect

        This First Amendment shall be binding upon and shall inure to the benefit of the parties hereto and each of the Lenders and their respective successors and assigns; provided that (i) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders, and (ii) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11 of the Credit Agreement.

        B. Severability

        Any provision of this First Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this First Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

        C. Reference to Credit Agreement

        On and after the effective date of the First Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the "Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this First Amendment.

        D. Effect on Credit Agreement

        Except as specifically amended in this First Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

        E. Execution

        The execution, delivery and performance of this First Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Loan Documents.

        F. Headings

        The various headings of this First Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this First Amendment or any provisions hereof.

        G. APPLICABLE LAW

        THIS FIRST AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

        H. Counterparts

        This First Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This First Amendment shall become effective when counterparts hereof executed on behalf of the Borrower, the Administrative Agent and Required Lenders (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent.

        [The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MERRILL COMMUNICATIONS LLC
By:	/s/ ROBERT H. NAZARIAN
Name: Robert H. Nazarian Title: Executive Vice President and Chief Financial Officer
MERRILL CORPORATION
By:	/s/ RICK R. ATTERBURY
Name: Rick R. Atterbury Title: President and Chief Operating Officer
BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and a Lender
By:	/s/ ROBERT KLAWINSKI
Name: Robert Klawinski Title: Senior Vice President

[Signature Page to First Amendment]

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  Exhibit 10.29 Execution Copy
MERRILL CORPORATION FIRST AMENDMENT TO CREDIT AGREEMENT
RECITALS